Exhibit 10.1

SECOND AMENDMENT TO

MANGOCEUTICALS, INC.

2022 EQUITY INCENTIVE PLAN

This Second Amendment (“Second Amendment”) to the Mangoceuticals, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), is made and adopted by the Board of Directors of Mangoceuticals, Inc., a Texas corporation (the “Company”), on February 15, 2025, effective as of the date approved by stockholders of the Company at a duly called meeting of stockholders (the “Second Amendment Date”). Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the 2022 Plan.

RECITALS

A.	The Company currently maintains the 2022 Plan.

B.	The Board believes it is in the best interests of the Company and its stockholders to amend the 2022 Plan to increase the share reserve, increase the number of shares of Common Stock pursuant to which the share reserve automatically increases each year of the 2022 Plan, increase the aggregate incentive stock limit and increase the maximum number of shares of Common Stock issuable pursuant to the exercise of Incentive Stock Options and to incorporate the other terms and conditions set forth herein.

AMENDMENT

The 2022 Plan is hereby amended as follows, effective as of the date of the Second Amendment Date.

1.	Section 2(a). Section 2(a) of the 2022 Plan is hereby deleted and replaced in its entirety with the following:

“(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 10,000,000 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on April 1st of each year for a period of nine years commencing on April 1, 2026 and ending on (and including) April 1, 2032, in an amount equal to the lesser of (A) five percent (5%) of the total shares of Common Stock of the Company outstanding on the last day of the immediately preceding fiscal year (the “Evergreen Measurement Date”); and (B) 2,000,000 shares of Common Stock; provided, however, that the Board may act prior to April 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. In no event may more than 26,000,000 total shares of Common Stock (or Awards) be issued under this Plan, subject to any adjustments as necessary to implement any Capitalization Adjustments.”

2.	Section 2(b). Section 2(b) of the 2022 Plan is hereby deleted and replaced in its entirety with the following:

“Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 26,000,000 shares.”

3.	This Second Amendment shall be and, as of the Second Amendment Date, is hereby incorporated in and forms a part of the 2022 Plan.

4.	Except as expressly provided herein, all terms and conditions of the 2022 Plan shall remain in full force and effect.